UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 28, 2017 (February 23, 2017)

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33443	20-5653152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Travis, Suite 1400, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Armstrong and Troy Membership Interest Purchase Agreement

On February 23, 2017, Dynegy Inc. (“Dynegy”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with Spruce Generation, LLC (the “Purchaser”), a Delaware limited liability company and wholly owned subsidiary of LS Power Equity Partners III, L.P. (“LSP”). Subject to the terms and conditions of the Agreement, the Purchaser will purchase from one of Dynegy’s subsidiaries all of the issued and outstanding limited liability company interests of Armstrong Power, LLC, a Delaware limited liability company, and Troy Energy, LLC, a Delaware limited liability company (collectively, the “Acquired Companies”), for a purchase price of $480 million in cash, subject to certain adjustments.

The Agreement includes customary representations, warranties and covenants by the parties and customary closing conditions, including approval by the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act, as amended, and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Act.

In addition, each party has agreed to indemnify the other for breaches of representations, warranties and covenants and for certain other matters, subject to certain exceptions and limitations.

Each of Dynegy and the Purchaser are permitted to terminate the Agreement under certain circumstances, including if the closing does not occur within 180 days after the date the initial FERC approval application is filed (subject to certain extension rights if necessary to obtain any outstanding regulatory approvals).

The Purchaser has agreed to pay Dynegy a termination fee equal to $50 million in cash under certain circumstances, including in the event the Purchaser has breached its obligations under the Agreement. In connection with the execution of the Agreement, LSP delivered a guaranty in favor of Dynegy, which, subject to the terms and conditions set forth therein, guarantees the Purchaser’s obligation to pay the termination if and when it becomes due under the Agreement.

The foregoing description of the Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, a copy of which is attached as Exhibit 2.1 hereto and the terms of which are incorporated herein by reference.

Zimmer and Conesville Asset Purchase Agreements

Also on February 23, 2017, Dynegy’s wholly-owned subsidiary, Dynegy Zimmer, LLC, a Delaware limited liability company (“Dynegy Zimmer”), entered into an Asset Purchase Agreement (the “Zimmer Agreement”) with AEP Generation Resources Inc., a Delaware corporation (“AEP”), pursuant to which Dynegy Zimmer will, subject to the terms and conditions in the Zimmer Agreement, purchase AEP’s entire undivided interest (25.4%) in the Wm. H. Zimmer Generating Station, a coal-fired electric generating plant located on a site in Moscow, Ohio (the “Zimmer Facility”). In addition, on February 23, 2017, Dynegy’s wholly-owned subsidiary, Dynegy Conesville, LLC, a Delaware limited liability company (“Dynegy Conesville”), entered into an Asset Purchase Agreement (the “Conesville Agreement” and, together with the Zimmer Agreement, the “AEP Agreements”) with AEP, pursuant to which Dynegy Conesville will, subject to the terms and conditions in the Conesville Agreement, sell its entire undivided interest (40.0%) in the Unit 4 Conesville Generating Station, a coal-fired electric generating plant located on a site in Conesville, Ohio (the “Conesville Facility”) to AEP. Dynegy Zimmer currently owns a 46.5% interest in and operates the Zimmer Facility and AEP currently owns a 43.5% interest in and operates the Conesville Facility.

The AEP Agreements include customary representations, warranties and covenants by the parties and customary closing conditions, including approval by FERC under Section 203 of the Federal Power Act, as amended.

Each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain exceptions and limitations.

The AEP Agreements contain certain termination rights for both parties, including if the closing does not occur within 18 months following the date of the AEP Agreements (subject to extension to 24 months, if necessary to obtain applicable governmental approvals).

The foregoing description of the AEP Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the full text of the AEP Agreements, copies of which are attached as Exhibits 2.2 and 2.3 hereto, and the terms of which are incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Membership Interest Purchase Agreement, dated as of February 23, 2017, by and between Dynegy Inc. and Spruce Generation, LLC*

2.2	Asset Purchase Agreement, dated as of February 23, 2017, by and between AEP Generation Resources Inc. and Dynegy Zimmer, LLC*

2.3	Asset Purchase Agreement, dated February 23, 2017, by and between Dynegy Conesville, LLC and AEP Generation Resources Inc. *

* Pursuant to Item 601(b)(2) of Regulation S-K exhibits and schedules (and similar attachments) have been omitted. Dynegy agrees to furnish, supplementally, a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC. (Registrant)

Dated: February 28, 2017	By:	/s/ Catherine C. James
	Name:	Catherine C. James
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Membership Interest Purchase Agreement, dated as of February 23, 2017, by and between Dynegy Inc. and Spruce Generation, LLC*

2.2	Asset Purchase Agreement, dated as of February 23, 2017, by and between AEP Generation Resources Inc. and Dynegy Zimmer, LLC*

2.3	Asset Purchase Agreement, dated February 23, 2017, by and between Dynegy Conesville, LLC and AEP Generation Resources Inc. *

* Pursuant to Item 601(b)(2) of Regulation S-K exhibits and schedules (and similar attachments) have been omitted. Dynegy agrees to furnish, supplementally, a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request by the Commission.